Exhibit 99.1

August 14, 2017

For more information, contact:

Michael P. Windisch, Chief Accounting Officer, Ramaco Resources, Inc.

859-244-7455

mpw@ramacocoal.com

RAMACO RESOURCES, INC. ANNOUNCES SECOND QUARTER 2017 RESULTS

Lexington, Kentucky—Ramaco Resources, Inc. (NASDAQ:METC) (“Ramaco Resources”) today announced its results for the quarter ended June 30, 2017 highlighted by the receipt of its mining permit for its low volatile metallurgical coal Berwind mine and initiation of its development, as well as the continued development of its Elk Creek mining complex.

Ramaco Resources reported a net loss of $3.5 million, or $0.09 per share, for the quarter ended June 30, 2017 compared with a net loss of $0.6 million, or $0.03 per share, for the quarter ended June 30, 2016. Revenues in the second quarter of 2017 totaled $11.1 million.

“Our second underground mine at the Elk Creek complex, the Rockhouse Eagle Mine, while still in development, began producing coal in the second half of the quarter and is steadily moving towards the area of the mine where we will mine two seams simultaneously with an expected seam height of approximately 12 feet. We believe that this mine is poised to give us a tremendous boost in production at very low costs,” said Michael Bauersachs, President and Chief Executive Officer of Ramaco Resources. “We have also started staffing our #1 Surface and Highwall Miner operations at Elk Creek and expect production to commence this fall,” Bauersachs continued. “The startup of our Elk Creek preparation plant is expected in late September. This timing will still permit us to meet our 2018 business plan as well as being able to move into the market during the fourth quarter of 2017,” Bauersachs concluded.

For the quarter ended June 30, 2017, Ramaco Resources had coal sales revenues of $10.5 million on the sale of 56,857 tons of produced coal and 39,637 tons of purchased coal. For the entire year of 2017, Ramaco Resources has about 440,000 tons of coal committed under contract, of which 113,000 had been delivered through June 30th and Ramaco Resources estimates that in the second half of the year it will have an additional 280,000 tons of uncommitted coal to sell. These tons will be placed in a mix of sales to both domestic and export metallurgical coal customers.

Third-party coal processing at the Knox Creek prep plant accounted for $0.6 million in revenues for the period. The Company ceased processing third party coal in April to allow for a full commitment to washing third party purchased coal and our future Berwind production. Cost of sales and processing for Ramaco Resources totaled $10.5 million in the second quarter of 2017, resulting in a gross margin of $0.6 million.

Last year, in the second quarter of 2016, Ramaco Resources had no revenue or cost of sales because it was still in the mine-development mode.

Other expenses during the second quarter of 2017 totaled $4.3 million compared to total other expenses of $0.6 million in the second quarter of 2016 and consisted primarily of general engineering and other outside service expenses of $1.4 million and selling, general and administrative expenses of $2.2 million. The former reflects the continuing development of the Ramaco Resources properties, while the latter reflects the Company’s continued growth in the size of its staffing requirements for its mines and business.

In the second quarter of 2017, Ramaco Resources invested $24.5 million in its planned mining operations and supporting infrastructure. This included $8.5 million for the new Elk Creek preparation plant and rail line and $4.6 million for the purchase of the Alma Mine infrastructure and mining equipment from the contract miner. During the quarter, the Alma Mine was converted from a contract mining operation to a company-operated mine.

“Ramaco Resources had about $52 million of cash and investments at June 30, 2017 which we believe is more than sufficient to complete our planned 2017 construction and development ramp-up as well as meet operating cash needs,” Randall Atkins, Ramaco Resources’ Executive Chairman stated. “Although as we previously stated that our production ramp-up was slower in the first half of this year, we expect to substantially increase production once our Elk Creek plant is online next month and our Berwind mine begins production toward year end. At this point, we expect total 2017 production to be approximately 720,000 tons, with this lower level primarily due to the timing issues with the issuance of the Berwind permit and completion of the Elk Creek preparation plant. We remain convinced that we will have one of the lowest production cost structures in the industry, which will provide us long term optionality in many facets of our business. Finally, we also believe that even as a new entrant, we will be successful in placing our coal into both the domestic and export metallurgical coal markets in the second half of the year, at profitable levels in an improving and stable price environment,” Atkins concluded.

About Ramaco Resources, Inc.

Ramaco Resources is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania.

Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, August 16, 2017 to present its results for the second quarter of 2017 and discuss its business and market outlook for the balance of the year.

The conference call can be accessed by calling 1-844-852-8392 domestically or 1-703-639-1226 internationally. The webcast for this release will be accessible by visiting http://edge.media-server.com/m/p/4tx3vtmg.

Dissemination of Company Information

Ramaco Resources intends to make future announcements regarding its developments and financial performance through its website at www.ramacoresources.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.

Consolidated Balance Sheet

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,858,014	$5,196,914
Short-term investments	49,842,881	55,237,747
Accounts receivable	1,869,930	914,741
Inventory	2,415,032	1,518,638
Prepaid expenses	766,989	388,921

Total current assets	57,752,846	63,256,961
Property, plant and equipment—net	88,333,656	46,433,726
Long-term investments	—	5,199,077
Advanced coal royalties	2,782,748	2,050,000
Deferred offering costs	—	2,247,974
Other	218,706	21,354

Total Assets	$149,087,956	$119,209,092

Liabilities and Equity

Liabilities
Current liabilities
Accounts payable	$16,307,435	$8,955,884
Accrued expenses	385,616	1,174,904
Distributions payable	—	3,905,224
Asset retirement obligations	1,032,388	693,796
Note payable	—	500,000
Other	—	127,048

Total current liabilities	17,725,439	15,356,856
Asset retirement obligations	9,777,720	9,434,838
Other	26,956	—
Note Payable—Ramaco Carbon, LLC	—	10,629,275

Total liabilities	27,530,115	35,420,969
Commitments and contingencies	—	—
Series A preferred units	—	88,773,933

Equity
Preferred stock, 50,000,000 shares authorized, none outstanding	—	—
Common stock, 260,000,000 shares authorized, 39,509,311 and zero shares outstanding, respectively	395,093	—
Contributed capital		13,265,547
Additional paid-in capital	147,618,884	—

Accumulated losses	(26,456,136)	(18,251,357)

Total equity	121,557,841	(4,985,810)

Total Liabilities and Equity	$149,087,956	$119,209,092

Ramaco Resources, Inc.

Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue
Coal sales	$10,522,122	$—	$20,374,100	$—
Coal processing	551,380	—	2,237,674	—

Total revenue	11,073,502	—	22,611,774	—
Costs and expenses
Cost of coal sales (exclusive of items shown separately below)	9,787,810	—	19,625,423	—
Cost of coal processing (exclusive of items shown separately below)	687,151	—	1,695,450	—
Other operating costs and expenses	1,396,690	153,690	1,413,990	225,255
Asset retirement obligation accretion	101,276	20,134	202,553	40,269
Depreciation, depletion and amortization	310,889	—	467,016	—
Professional fees	272,164	70,009	586,942	3,411,637
Selling, general and administrative	2,227,116	359,497	5,513,701	759,492

Total costs and expenses	14,783,096	603,330	29,505,075	4,436,653

Operating loss	(3,709,594)	(603,330)	(6,893,301)	(4,436,653)

Interest and dividend income	100,343	—	216,772	—
Other income and expense	121,492	—	118,235	—
Interest expense	(212)	(9,469)	(22,820)	(10,711)

Net loss	$(3,487,971)	$(612,799)	$(6,581,114)	$(4,447,364)

Unaudited pro forma basic and fully diluted loss per share	$(0.09)	$(0.03)	$(0.18)	$(0.20)